FOR IMMEDIATE RELEASE

Highpower International, Inc. Reports Second Quarter 2012 Financial Results

Record-level sales across battery segments; Return to profitability

New York, USA & Shenzhen, China – August 10, 2012 – Highpower International, Inc. (NasdaqGM: HPJ), a developer, manufacturer and marketer of nickel-metal hydride (Ni-MH) and lithium rechargeable batteries and battery solutions, today announced financial results for the second quarter ended June 30, 2012.

Second Quarter 2012 Highlights

•	Grew net sales by 43% sequentially for the second quarter of 2012 to $29.4 million from $20.6 million in the first quarter 2012
•	Achieved record-level sales in both major battery segments--Lithium battery net sales up 56% over the second quarter of 2011 and 72% sequentially; Ni-MH battery net sales up 10% over the second quarter of 2011 and 32% sequentially
•	Improved gross margins to 20.5% in the second quarter of 2012 from 16.0% in the second quarter 2012
•	Returned to profitability; EPS attributable to Highpower International of $0.04 for second quarter of 2012
•	Completed new facility; production to begin in August 2012

Management Commentary

“We are pleased with the strong performance we saw across our business in the second quarter, with exceptional growth in both our major battery segments and a return to profitability for the first time in a year,” said Mr. George Pan, Chairman and Chief Executive Officer of Highpower International. “Not only did our lithium business turn in its strongest results in the history of the company across all metrics, but we also had a nice recovery in our traditional Ni-MH business. We expect that our lithium business can grow rapidly for the foreseeable future with strong end-market demand for our cleaner lithium battery solutions. Moreover, we believe our Ni-MH business will continue to be a steady source of revenue and is well positioned to capitalize on consolidation trends emerging in the Ni-MH space. We are committed to building Highpower into a highly sustainable and profitable company and will achieve this by providing high-end, environmentally sound rechargeable batteries and future battery and e-waste recycling solutions.”

Highpower International, Inc.

“Lastly, we also achieved another major corporate milestone recently when we completed the long awaited build out of our factory in Huizhou, Guangdong Province. This new facility will allow us to more efficiently manufacture batteries for our customers while meeting the increasing demand for our products. Production will begin in August,” concluded Mr. Pan.

Mr. Henry Sun, Chief Financial Officer of Highpower International, added, “The second quarter proved to be a positive turning point for Highpower despite weaker global macro concerns in both Europe and Asia. As expected, our Nickel-Metal Hydride battery business regained its growth momentum this quarter and we also benefited from lower commodity costs in comparison to the same period last year. Our Materials business continues the shift to a full-scale, more profitable battery and e-waste recycling model and we expect this business to begin to ramp up in 2013.”

Second Quarter 2012 Financial Results

Net sales for the second quarter ended June 30, 2012 totaled $29.4 million, a year-over-year decrease of 1% compared with $29.7 million for the second quarter ended June 30, 2011 and a sequential increase of 43% from the first quarter 2012. The slight year-over-year decrease in sales for the second quarter was primarily due to a decline in revenues in the Materials segment as this business shifts to a full recycling platform, but was offset in part by strong year-over-year sales increases in both the Ni-MH and lithium battery segments.

Highpower International, Inc.

Second quarter 2012 gross profit increased to $6.0 million, as compared with $4.8 million for the second quarter of 2011. Gross profit margin was 20.5% for the second quarter of 2012, as compared with 16.0% for the second quarter of 2011, or a 450 basis point increase. The year-over-year increase in gross profit margin for the second quarter of 2012 was primarily due to a shift in our revenue mix away from the low margin Materials business, lower commodity costs, and better factory utilization due to the increased production volumes.

R&D spending was $1.2 million for the second quarter of 2012, as compared with $0.9 million for the comparable period in 2011, reflecting our continued increased investments in new product research activities and the expansion of our R&D workforce.

Selling and distribution costs were $1.3 million for second quarter of 2012 as compared with $1.0 million for the comparable period in 2011, primarily as a result of increased sales and marketing activities, including the expansion of our sales team with more experienced international sales personnel.

General and administrative expenses, including non-cash stock-based compensation, were $2.3 million for the second quarter of 2012, as compared with $2.1 million for the second quarter of 2011.

Income from operations for the second quarter of 2012 was $1.1 million as compared with income from operations of $0.7 million for the second quarter of 2011.

Net income attributable to Highpower International (exclusive of loss attributable to non-controlling interest) for the second quarter of 2012 was $0.5 million, or $0.04 per diluted share, based on 13.6 million weighted average shares outstanding. This compares with second quarter 2011 net income attributable to Highpower International (exclusive of loss attributable to non-controlling interest) of $0.4 million, or $0.03 per diluted share, based on 13.6 million weighted average shares outstanding.

Balance Sheet

At June 30, 2012, Highpower International had cash, cash equivalents and restricted cash totaling $23.1 million, total assets of $106.3 million, and stockholders’ equity of $30.1 million. Bank credit facilities totaled $63 million at June 30, 2012, of which $38 million was utilized and $25 million was available as unused credit.

Highpower International, Inc.

Outlook

Based on our current expectations for global demand for the rechargeable battery market in 2012 and our continued shift toward higher-end products, we expect revenues from our battery business to grow between 15% and 25% over 2011 revenue levels. The revenue growth in our Ni-MH and lithium businesses will be offset by the shift away from our traditional Materials business to a full scale materials recycling business that will ramp up in 2013. We expect to remain profitable for the remainder of fiscal 2012.

Conference Call and Webcast

The Company will host a conference call today at 7:00 a.m. Pacific time/10:00 a.m. Eastern time to discuss these results and answer questions.

Individuals interested in participating in the conference call may do so by dialing 877-941-0844 from the U.S. or 480-629-9835 from outside the U.S. and referencing the reservation code 4553100. Those interested in listening to the conference call live via the Internet may do so by visiting the Investor Relations section of the Company's Web site at www.highpowertech.com or www.InvestorCalendar.com.

About Highpower International, Inc.

Highpower International was founded in 2001 and produces Nickel-Metal Hydride (Ni-MH) and lithium-based rechargeable batteries. With over 3,000 employees and prominent international customers, Highpower is committed to expanding its market through continuous research and development as well as increased vertical integration efforts. As a company, Highpower International is committed to clean technology, not only in the products it makes, but also in the processes used to make them. The majority of Highpower International's products are distributed worldwide to markets in the United States, Europe, China and Southeast Asia.

Highpower International, Inc.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995 that are not historical facts. These statements  can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “project,” “plan,” “seek,” “intend,” or “anticipate” or the negative thereof or comparable terminology, and include discussions of strategy, and statements about industry trends and the Company's future performance, operations and products. Such statements involve known and unknown risks, uncertainties and other factors that could cause the Company's actual results to differ materially from the results expressed or implied by such statements. Such risks and uncertainties include, without limitation, the current economic downturn adversely affecting demand for the Company’s products; fluctuations in the cost of raw materials; the Company’s dependence on, or inability to attract additional, major customers for a significant portion of its net sales; the Company’s ability to increase manufacturing capabilities to satisfy orders from new customers; changes in the laws of the People’s Republic of China that affect the Company’s operations; the devaluation of the U.S. Dollar relative to the Renminbi; the Company’s dependence on the growth in demand for portable electronic devices and the success of manufacturers of the end applications that use the Company’s battery products; the Company’s responsiveness to competitive market conditions; the Company’s ability to successfully manufacture lithium batteries in the time frame and amounts expected; the market acceptance of the Company’s lithium products; changes in foreign, political, social, business and economic conditions that affect the Company’s production capabilities or demand for our products; and various other matters, many of which are beyond the Company’s control. For a more detailed discussion of these and other risks and uncertainties see "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's public filings including the Company’s Form 10-K for the fiscal year ended December 31, 2011 and its Form 10-Q for the quarter ended March 31, 2012 filed with the SEC and its Form 10-Q for the quarter ended June 30, 2012 to be filed with the SEC.Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. Any forward-looking statement made by us in this press release is based only on information currently available to the Company and speaks only as of the date on which it is made. The Company has no obligation to update the forward-looking information contained in this press release.

Financial Profiles, Inc.

Tricia Ross

+1-916-939-7285

HPJ@finprofiles.com

– financial tables to follow –

Highpower International, Inc.

HIGHPOWER INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(Stated in US Dollars)

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	$	$	$	$

Net sales	29,377,682	29,708,154	49,980,465	56,658,820
Cost of sales	(23,369,258)	(24,942,124)	(40,299,782)	(47,892,431)

Gross profit	6,008,424	4,766,030	9,680,683	8,766,389
Research and development costs	(1,233,585)	(873,383)	(2,117,931)	(1,478,428)
Selling and distribution costs	(1,282,499)	(980,663)	(2,481,399)	(2,155,348)
General and administrative costs, including
stock-based compensation	(2,263,983)	(2,098,497)	(4,278,468)	(4,205,335)
Income (loss) on exchange rate difference	153,360	(297,768)	122,030	(470,703)
Gain (loss) on derivative instruments	(304,147)	156,380	32,956	(234,196)
Equity loss in an associate	-	(2,199)	-	(3,971)

Income from operations	1,077,570	669,900	957,871	218,408
Other income	61,185	66,119	228,218	218,255
Interest expenses	(301,123)	(170,591)	(313,441)	(260,142)

Income before taxes	837,632	565,428	872,648	176,521
Income taxes expense	(362,941)	(137,017)	(416,266)	(142,778)

Net income	474,691	428,411	456,382	33,743
Less: net loss attributable to non-controlling interest	(29,023)	-	(50,517)	-
Net income attributable to the Company	503,714	428,411	506,899	33,743

Comprehensive income
Net income	474,691	428,411	456,382	33,743
Foreign currency translation (loss) gain	(282,868)	3,015	(137,963)	(15,768)
Comprehensive income	191,823	431,426	318,419	17,975

Less: comprehensive loss attributable to
non-controlling interest	(46,997)	-	(68,449)	-
Comprehensive income attributable to the
Company	238,820	431,426	386,868	17,975

Earnings per share of common stock attributable to the Company
- Basic	0.04	0.03	0.04	-
- Diluted	0.04	0.03	0.04	-

Weighted average common shares outstanding
- Basic	13,582,106	13,582,106	13,582,106	13,582,106
- Diluted	13,582,106	13,585,661	13,582,106	13,582,578

Highpower International, Inc.

HIGHPOWER INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Stated in US Dollars)

	June 30,	December 31,
	2012	2011
	(Unaudited)
	$	$
ASSETS
Current Assets:
Cash and cash equivalents	5,119,991	5,175,623
Restricted cash	18,017,812	12,708,999
Accounts receivable, net	25,753,706	21,129,418
Notes receivable	1,731,336	515,107
Prepayments	3,638,489	4,251,723
Other receivables	789,134	1,041,614
Inventories	16,368,579	13,512,942

Total Current Assets	71,419,047	58,335,426

Property, plant and equipment, net	28,979,438	25,462,656
Land use right, net	4,384,150	3,132,965
Intangible asset, net	725,000	750,000
Deferred tax assets	745,328	857,209
Foreign currency derivatives assets	-	15,653

TOTAL ASSETS	106,252,963	88,553,909

LIABILITIES AND EQUITY

LIABILITIES
Current Liabilities:
Foreign currency derivatives liabilities	15,969	-
Accounts payable	23,842,503	22,153,822
Deferred revenue	648,298	-
Notes payable	20,801,187	17,909,843
Letter of credit	-	2,880,000
Other payables and accrued liabilities	8,361,253	6,941,063
Income taxes payable	477,770	411,536
Short-term loan	14,179,842	9,545,383

Total Current Liabilities	68,326,822	59,841,647

Long-term loan	7,867,697	-

TOTAL LIABILITIES	76,194,519	59,841,647

Highpower International, Inc.

HIGHPOWER INTERNATIONAL, INC AND SUBSIDIARIES

	June 30,	December 31,
	2012	2011
	(Unaudited)
	$	$
EQUITY
Stockholder’s equity
Preferred Stock
(Par value: $0.0001, Authorized: 10,000,000 shares, Issued and outstanding: none)	-	-
Common stock
(Par value : $0.0001, Authorized: 100,000,000 shares, 13,582,106 shares issued and outstanding at June 30, 2012 and December 31, 2011)	1,358	1,358
Additional paid-in capital	5,924,400	5,831,237
Statutory and other reserves	2,726,390	2,726,390
Retained earnings	16,145,555	15,638,656
Accumulated other comprehensive income	4,376,658	4,514,621

Total equity for the Company’s stockholders	29,174,361	28,712,262

Non-controlling interest	884,083	-

TOTAL EQUITY	30,058,444	28,712,262

TOTAL LIABILITIES AND EQUITY	106,252,963	88,553,909

Highpower International, Inc.

HIGHPOWER INTERNATIONAL, INC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Stated in US Dollars)

	Six months ended June 30,
	2012	2011
	(Unaudited)	(Unaudited)
	$	$
Cash flows from operating activities
Net income	456,382	33,743
Adjustments to reconcile net loss to net cash provided by operating activities :
Depreciation and amortization	999,544	883,231
Allowance for doubtful accounts	282,127	61,026
Reversal of allowance for inventory obsolescence	(70,966)	(46,705)
Loss on disposal of property, plant and equipment	56,703	6,636
Equity loss in an associate	-	3,971
(Gain) loss on derivative instruments	(32,956)	234,196
Deferred income tax	106,643	-
Share based payment	93,164	277,180
Changes in operating assets and liabilities :
Accounts receivable	(4,971,615)	(629,177)
Notes receivable	(1,227,504)	(550,505)
Prepayments	591,874	(3,889,931)
Other receivable	240,454	11,223
Inventories	(2,836,232)	946,233
Accounts payable	5,680,116	(2,000,570)
Deferred revenue	652,157	-
Other payables and accrued liabilities	1,481,166	60,682
Income taxes payable	69,855	(1,072,317)
Net cash flows provided by operating activities	1,570,912	(5,671,084)

Cash flows from investing activities
Acquisition of plant and equipment	(8,484,171)	(2,930,714)
Acquisition of land use right	(1,326,010)	-
Net cash flows used in investing activities	(9,810,181)	(2,930,714)

Cash flows from financing activities
Proceeds from short-term bank loans	5,871,646	7,086,802
Repayment of short-term bank loans	(1,196,676)	(8,422,290)
Proceeds from long-term bank loans	7,914,523	-
Proceeds from notes payable	19,342,085	18,387,317
Repayment of notes payable	(16,633,527)	(10,225,663)
Proceeds from letter of credit	-	5,508,490
Repayment of letter of credit	(2,880,000)	-
Proceeds from non-controlling interest	949,743	-
Decrease in restricted cash	(5,387,117)	(5,167,034)
Net cash flows provided by financing activities	7,980,677	7,167,622
Effect of foreign currency translation on cash and cash equivalents	202,960	466,547
Net decrease in cash and cash equivalents	(55,632)	(967,629)
Cash and cash equivalents - beginning of period	5,175,623	8,490,629
Cash and cash equivalents - end of period	5,119,991	7,523,000

Supplemental disclosures for cash flow information :
Cash paid for :
Income taxes	239,767	386,314
Interest expenses	590,399	386,313
Non-cash transactions
Accounts payable for construction in progress	1,501,464	-